Exhibit 8.2

March 21, 2017

ING Groep N.V.,

Bijlmerplein 888,

1102 MG Amsterdam,

P.O. Box 1800, 1000 BV Amsterdam,

The Netherlands.

Ladies and Gentlemen:

We refer to the Prospectus, dated the date hereof of ING Groep N.V. (the “Company”) relating to the offering from time to time of the Company’s Debt Securities, Capital Securities, Ordinary Shares and American Depositary Shares (the “Securities”). The Prospectus referenced above forms a part of, and this opinion is filed as an exhibit to, the Registration Statement previously filed under the Securities Act of 1933 (the “Act”) relating to the Securities (File No. 333-202880). As counsel to the Company, we hereby confirm to you that the discussions set forth under the headings “Taxation—Material Tax Consequences of Owning Our Debt Securities—U.S. Taxation” and “Taxation—Material Tax Consequences of Owning American Depositary Shares—U.S. Taxation” in such Prospectus are our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP